EXHIBIT 99.1

News from Arch Coal, Inc.

FOR FURTHER INFORMATION:
Deck S. Slone
Vice President, Investor
Relations and Public Affairs
314/994-2717
FOR IMMEDIATE RELEASE
July 21, 2006
Arch Coal, Inc. Reports Second Quarter Results
EPS increases to $0.48 compared to $0.01 in prior-year period
Earnings Highlights

	Quarter Ended		Six Months Ended
In $ millions, except per share data	6/30/2006	6/30/2005	6/30/2006	6/30/2005
Revenue	$637.5	$633.8	$1,272.0	$1,234.3
Income from Operations	99.8	21.5	194.0	47.4
Net Income	69.7	3.5	130.4	10.0
Fully Diluted EPS[1]	0.48	0.01	0.90	0.05

Adjusted EBITDA[2]	$151.6	$73.6	$291.5	$150.5
1/- Reflects a two-for-one stock split on May 15, 2006.
2/- Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” in this release.
     St. Louis — Arch Coal, Inc. (NYSE: ACI) today reported second quarter 2006 consolidated net income of $69.7 million, or $0.48 per fully diluted share, compared with $3.5 million, or $0.01 per fully diluted share, in the prior-year period. All earnings per share figures reflect the impact of the company’s two-for-one stock split on May 15, 2006. During the quarter, Arch also raised its dividend by 50 percent to $0.06 per share on a post-split basis.
     Arch achieved a more than fourfold increase in income from operations during the second quarter of 2006, reaching $99.8 million compared with $21.5 million from the prior-year period. Adjusted EBITDA more than doubled, rising to $151.6 million over the year-ago period, while revenues increased modestly despite the disposition of select Central Appalachian operations at the end of 2005.
     During the first half of 2006, Arch reported consolidated net income of $130.4 million, or $0.90 per fully diluted share, compared with $10.0 million, or $0.05 per fully diluted share, during the first half of 2005. Income from operations more than quadrupled to $194.0 million and adjusted EBITDA nearly doubled to $291.5 million over the prior-year period.

     “Arch Coal achieved a strong operating performance in the second quarter of 2006, with substantial increases in EPS, operating income and EBITDA,” said Steven F. Leer, Arch’s chairman and chief executive officer. “Arch continued to deliver solid financial results despite rail bottlenecks and weaker near-term market conditions. At the same time, we began production at our Coal Creek surface mine in Wyoming and our Skyline longwall mine in Utah, managed costs very effectively and made good progress on our ongoing process improvement initiatives.”
Arch Executes A Strong Operating Performance
     “We are pleased with the company’s operational performance during the second quarter and first half of 2006,” said John W. Eaves, Arch’s president and chief operating officer. “We look to build upon this strong performance in the second half of the year.”

	Arch Coal, Inc.
	2Q05	FY05	1Q06	2Q06
Tons Sold (in millions)	34.6	138.8	29.6	32.0
Average sales price per ton	$17.52	$17.25	$17.53	$16.78

Cash cost per ton	$14.83	$14.81	$12.35	$11.51
Cash margin per ton	$2.69	$2.44	$5.18	$5.27

Total operating cost per ton	$16.33	$16.33	$13.88	$13.11
Operating margin per ton	$1.19	$0.92	$3.65	$3.67

Consolidated results may not tie to regional breakout due to rounding.
Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton. Arch acts as an intermediary on certain pass-through transactions that have no effect on company results. These transactions are not reflected in this table.
A supplemental regional schedule for all quarters beginning with FY04 can be found in the investor section of www.archcoal.com.
     While consolidated volumes and price realization mix were impacted by the disposition of select Central Appalachian operations at the end of 2005, operating margin per ton increased substantially due to the roll-off of lower-priced sales contracts and the restructuring of Arch’s Central Appalachian assets.

	Powder River Basin
	2Q05	FY05	1Q06	2Q06
Tons Sold (in millions)	22.0	90.0	22.2	24.1
Average sales price per ton	$8.11	$8.26	$11.34	$11.44

Cash cost per ton	$6.22	$6.11	$7.46	$7.48
Cash margin per ton	$1.89	$2.15	$3.88	$3.96

Total operating cost per ton	$7.40	$7.30	$8.64	$8.64
Operating margin per ton	$0.71	$0.96	$2.70	$2.80

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
In 2005, Arch acted as an intermediary on certain pass-through transactions that had no effect on company results. These transactions are not reflected in this table.

     In the Powder River Basin, sales volume increased 2.1 million tons in the second quarter of 2006 compared with the second quarter of 2005, driven by improved rail service compared to the significant disruptions experienced last year. The restart of Coal Creek also contributed to the higher sales volume from the year-ago period. Average price realization rose by $3.33 per ton over the same time period resulting from the roll-off of lower-priced sales contracts. Operating margin per ton nearly quadrupled compared with the prior-year period.
     When compared with the first quarter of 2006, sales volume rose by 1.9 million tons and average price realization increased modestly. Of the 24.1 million tons shipped in the second quarter, approximately 600,000 tons related to Coal Creek. Average price realization and operating margin rose modestly over the same time period as gradually improving rail performance offset higher unit start-up costs at Coal Creek.
     In the second half of 2006, Arch expects its shipments to accelerate in the PRB with the anticipated completion of additional rail infrastructure and the further ramp up of Coal Creek. Additionally, Arch expects the increasing volumes at Coal Creek to result in a modestly lower average price realization as well as a lower average unit cost during the year’s second half.

	Western Bituminous
	2Q05	FY05	1Q06	2Q06
Tons Sold (in millions)	4.7	18.2	4.1	4.5
Average sales price per ton	$19.36	$19.01	$23.31	$22.08

Cash cost per ton	$11.72	$13.90	$14.82	$10.74
Cash margin per ton	$7.64	$5.11	$8.49	$11.34

Total operating cost per ton	$13.58	$15.73	$17.03	$13.23
Operating margin per ton	$5.78	$3.28	$6.28	$8.85

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
     In the Western Bituminous Region, sales volume declined 200,000 tons in the second quarter of 2006 compared with the second quarter of 2005 as shipment timing and a longwall move impacted the current quarter. Average price realization rose by $2.72 per ton over the same time period resulting from the roll-off of lower-priced sales contracts. Operating margin per ton increased over 50% due to higher price realization as well as an insurance recovery of $10 million associated with the outage of the West Elk longwall mine in late 2005 and early 2006.
     When compared with the first quarter of 2006, sales volume rose by more than 400,000 tons due to the resumption of operations at West Elk and the start up of Skyline. Of the 4.5 million tons shipped in the second quarter, approximately 200,000 tons related to Skyline. Average price realization declined over the same time period due principally to a less favorable contract mix. Operating margin expanded $2.57 per ton from the prior-quarter period due principally to improved productivity at the mines resulting from the restart of West Elk in March 2006. (Both the first and second quarter of 2006 benefited from separate insurance recoveries of $10 million related to West Elk.)

	Central Appalachia
	2Q05	FY05	1Q06	2Q06
Tons Sold (in millions)	8.0	30.5	3.4	3.3
Average sales price per ton	$42.44	$42.73	$51.34	$48.55

Cash cost per ton	$40.47	$41.01	$41.56	$41.95
Cash margin per ton	$1.97	$1.72	$9.78	$6.60

Total operating cost per ton	$42.63	$43.32	$44.59	$45.55
Operating margin per ton	($0.19)	($0.59)	$6.75	$3.00

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton. Arch acts as an intermediary on certain pass-through transactions that have no effect on company results. These transactions are not reflected in this table. In addition, Arch services some legacy Magnum contracts by purchasing and supplying third- party coal and records offsetting revenue and expenses against a reserve established to account for these transactions.
     In Central Appalachia, volume comparisons between the second quarter of 2006 and the second quarter of 2005 were impacted by the divestiture of select operations in December 2005. Average price realization rose by $6.11 per ton over the prior-year period resulting from the roll-off of lower-priced sales contracts. Operating margin per ton improved dramatically over the same time period, from a negative $0.19 to $3.00 in the second quarter in 2006 resulting from the restructuring of Central Appalachian operations.
     When compared with the first quarter of 2006, average price realization in Central Appalachia declined due to lower and delayed metallurgical coal sales as well as lower realizations on spot sales. Some of the delayed metallurgical coal sales are expected to occur in the second half of 2006. Operating cost per ton increased modestly during the same time period as a result of lower sales volume in the quarter.
Western Rail Performance Improves Modestly
     While Arch has seen a modest increase in the number of daily trains servicing Black Thunder, additional throughput by the railroads will be needed to reach the mine’s planned production rate. One such project to increase throughput is the construction of the triple track section of the joint line adjacent to Black Thunder. The additional track and supporting infrastructure is expected to be completed late in the third quarter.
     “The completion of a third track south of Reno Junction — where Black Thunder’s rail spur joins the main line — is expected to increase the overall fluidity of the rail system and should benefit Black Thunder in particular,” said Eaves.
Arch Maintains Significant Unpriced Position
     Given the weaker near-term pricing environment, most of Arch’s sales contracting activity during the second quarter consisted of short-term deals associated with its uncommitted 2006 production volumes. Arch’s 2007 and 2008 unpriced positions remain virtually unchanged from the first quarter of 2006.

     Based on current expected production over the next three years, Arch has unpriced volumes of 7 million to 11 million tons in 2006; 55 million to 65 million tons in 2007; and 85 million to 95 million tons in 2008.
     The company still has a significant percentage of its coal under sales contracts signed in earlier periods, when market conditions were weaker than the current environment. Within the next three years, the vast majority of these commitments will expire, and volumes are expected to be re-priced based on market conditions at the time.
     “We continue to expect strong domestic and global demand growth for coal, coupled with supply pressures in the Appalachian basins, to exert a positive influence on coal pricing in coming years,” said Leer. “The mild winter and spring have weakened near-term market conditions in 2006, but the energy needs of the U.S. and the rest of the world are growing dramatically. Arch believes that maintaining a significant unpriced position at this time is strategically advantageous.”
Long-Term Fundamentals in Coal Markets Remain Strong Despite Near-Term Weakness
     Arch believes that long-term fundamentals of the U.S. coal industry remain intact, despite weaker near-term conditions.
•	A healthy U.S. economy will lead to increased electric generation demand, the majority of which will be supplied by coal. The U.S. economy is growing, with annualized gross domestic product up a strong 5.6% for the first quarter of 2006. Furthermore, the industrial production index, a measure of domestic manufacturing activity, reported annualized growth of 4.5% through June 2006.

•	The cost of competing fuels continues to rise, creating a compelling economic incentive for utilities to maximize coal-fired utilization at existing power plants. The price of natural gas in the futures market for delivery this winter remains above $9 per million Btus, a far more expensive option for generating electricity than coal.

•	Planned new coal-fueled capacity announcements in the U.S. have reached 93 gigawatts, equating to approximately 325 million tons of incremental coal demand and increasing coal’s installed base by 30%, according to government and industry sources. At least 19 gigawatts — representing 67 million tons of new annual coal demand — are expected to come online by 2010.

•	Worldwide coal markets are robust, fueled by increasing coal consumption in fast-growing economies such as China and India. In addition, tight supply conditions, driven by insufficient investment in the development of reserves, inadequate transportation infrastructure and labor challenges, continue to positively impact seaborne coal prices.

•	Crude oil is currently trading above $70 per barrel. Furthermore, the geopolitical risk associated with the location of major world oil (and natural gas) reserves has continued to bring the public policy debate of domestic energy security to the forefront. As a result, the outlook for the advancement of Btu-conversion technologies, such as coal-to-gas and coal-to-liquids, remains favorable for the coal industry.

     Furthermore, Arch believes that certain factors affecting some Central Appalachian coal producers may benefit the U.S. coal industry, and Arch in particular, in coming years. Beset by higher costs, permitting issues and a softer pricing environment, weaker Appalachian coal producers may struggle to keep up the current pace of production.
Arch’s Capital Spending Program, Focused on Organic Growth, Is On Target for 2006
     In 2006, Arch continues to target capital spending of $420 million, excluding reserve additions. Incremental production resulting from the completion of these projects is expected to total around 23 million tons per year by 2008.

Projected Capital Spending
In $ millions	2006
Major Expansion Projects	$185
Productivity Enhancements	70
Replacement / Maintenance	165

Capital Spending (excl. reserves)	$420

Reserve Additions	$130

Total	$550

     “Arch is executing on its organic growth initiatives with the start-up of the Coal Creek mine in the Powder River Basin and Skyline’s North Lease mine in the Western Bituminous Region, as well as the development of the Mountain Laurel complex in Central Appalachia,” said Eaves. “Possessing superior geology, low capital costs, strategic location, or a combination of all three, these projects are expected to deliver an attractive return on our investment.”
Arch Affirms Guidance For 2006
     Arch affirmed its guidance for full year 2006, with earnings per share projected to be within the range of $1.87 to $2.12, on a post-split, fully diluted share basis, while adjusted EBITDA is expected to be in the $570 million to $610 million range. Total sales volume is expected to be between 135 million to 140 million tons, excluding pass-through tons of approximately 8 million associated with legacy Magnum contracts that Arch is currently servicing.
     “We expect a strong second half performance,” said Leer. “Furthermore, Arch remains sharply focused on delivering shareholder value via anticipated increases in price realizations, margins, earnings and cash flow in coming years, benefiting from contract roll-offs and strong operational execution.”
     Arch currently anticipates three longwall moves in the third quarter of 2006 as a result of shifting two moves from June to July. Additionally, ongoing railroad maintenance and construction activity, coupled with the timing of miners’ vacations and associated mine maintenance, should impact operations in the upcoming quarter. “Consequently, we expect the third quarter to be our weakest operating period of the year while the fourth quarter is expected to be our strongest,” said Leer.

     “We believe that the long-term fundamentals of U.S. coal markets remain strong,” said Leer. “Coal’s economic advantage over natural gas in electric generation markets has led to a significant level of new coal-fueled capacity announcements, which is expected to translate into meaningful incremental coal demand by the end of the decade. Additionally, public interest in domestic energy independence and the price of oil is swinging momentum in favor of real investment in Btu-conversion technologies.”
     “Going forward, we expect our size, distinct asset portfolio and low-cost operations to enable us to deliver strong financial results, while positioning Arch to capitalize on the very promising long-term outlook for the U.S. coal industry,” said Leer.
     A conference call regarding Arch Coal’s second quarter financial results will be webcast live today at 11 a.m. EDT. The conference call can be accessed via the “investor” section of the Arch Coal Web site (http://investor.archcoal.com).
     Arch Coal is the nation’s second largest coal producer, with subsidiary operations in Wyoming, Colorado, Utah, West Virginia, Kentucky and Virginia. Through these operations, Arch provides the fuel for approximately 6% of the electricity generated in the United States.
Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.
# # #

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Revenues
Coal sales	$637,476	$633,797	$1,272,029	$1,234,262
Costs, expenses and other
Cost of coal sales	471,896	542,073	954,846	1,061,714
Depreciation, depletion and amortization	51,713	52,142	97,534	103,045
Selling, general and administrative expenses	20,642	17,979	38,523	40,255
Other operating (income) expense, net	(6,623)	110	(12,859)	(18,198)

	537,628	612,304	1,078,044	1,186,816

Income from operations	99,848	21,493	193,985	47,446

Interest expense, net:
Interest expense	(15,923)	(19,389)	(31,995)	(37,460)
Interest income	600	1,681	2,515	3,526

	(15,323)	(17,708)	(29,480)	(33,934)

Other non-operating expense
Expenses resulting from early debt extinguishment and termination of hedge accounting for interest rate swaps	(1,406)	(2,066)	(3,064)	(4,133)
Other non-operating income (expense)	(402)	455	(137)	70

	(1,808)	(1,611)	(3,201)	(4,063)

Income before income taxes	82,717	2,174	161,304	9,449
Provision for (benefit from) income taxes	13,000	(1,300)	30,900	(600)

Net income	69,717	3,474	130,404	10,049
Preferred stock dividends	(124)	(1,797)	(187)	(3,594)

Net income available to common shareholders	$69,593	$1,677	$130,217	$6,455

Earnings per common share (A)
Basic earnings per common share	$0.49	$0.01	$0.91	$0.05
Diluted earnings per common share	$0.48	$0.01	$0.90	$0.05

Weighted average shares outstanding
Basic	143,043	126,988	142,852	126,280
Diluted	145,164	129,040	145,018	128,316

Dividends declared per common share	$0.06	$0.04	$0.10	$0.08

Adjusted EBITDA (B)	$151,561	$73,635	$291,519	$150,491

(A)	All share and per share information reflects the Company’s two for one stock split on May 15, 2006

(B)	Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2006	2005
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$13,190	$260,501
Trade receivables	246,141	179,220
Other receivables	43,396	40,384
Inventories	120,484	130,720
Prepaid royalties	10,602	2,000
Deferred income taxes	91,419	88,461
Other	44,121	28,278

Total current assets	569,353	729,564

Property, plant and equipment, net	2,115,584	1,829,626

Other assets
Prepaid royalties	113,370	106,393
Goodwill	40,032	40,032
Deferred income taxes	195,322	223,856
Other	122,994	121,969

	471,718	492,250

Total assets	$3,156,655	$3,051,440

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$198,129	$256,883
Accrued expenses	214,646	245,656
Short-term borrowings and current portion of long-term debt	64,387	10,649

Total current liabilities	477,162	513,188
Long-term debt	1,007,296	971,755
Asset retirement obligations	172,792	166,728
Accrued postretirement benefits other than pension	42,189	41,326
Accrued workers’ compensation	52,926	53,803
Other noncurrent liabilities	86,370	120,399

Total liabilities	1,838,735	1,867,199

Stockholders’ equity
Preferred stock	1	2
Common stock	1,439	719
Paid-in capital	1,385,340	1,367,470
Retained deficit	(75,056)	(164,181)
Unearned compensation	—	(9,947)
Treasury stock, at cost	—	(1,190)
Accumulated other comprehensive income (loss)	6,196	(8,632)

Total stockholders’ equity	1,317,920	1,184,241

Total liabilities and stockholders’ equity	$3,156,655	$3,051,440

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	June 30,
	2006	2005
	(Unaudited)
Operating activities
Net income	$130,404	$10,049
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	97,534	103,045
Prepaid royalties expensed	3,774	10,687
Net gain on disposition of assets	(150)	(20,103)
Employee stock-based compensation expense	5,540	8,395
Other non-operating expense	3,201	4,063
Changes in:
Receivables	(69,933)	(47,371)
Inventories	(30,441)	(15,889)
Accounts payable and accrued expenses	(86,809)	21,521
Income taxes	34,062	2,515
Other	(1,717)	25,744

Cash provided by operating activities	85,465	102,656

Investing activities
Capital expenditures	(391,124)	(139,355)
Purchases of investments/advances to affiliates	(2,955)	—
Proceeds from dispositions of property, plant and equipment	417	20,395
Additions to prepaid royalties	(19,353)	(22,961)

Cash used in investing activities	(413,015)	(141,921)

Financing activities
Net proceeds from (payments on) revolver and lines of credit	95,900	(25,000)
Payments on long-term debt	(5,939)	(6,411)
Debt financing costs	(2,095)	(2,298)
Dividends paid	(14,502)	(13,741)
Issuance of common stock under incentive plans	6,875	22,930

Cash provided by (used in) financing activities	80,239	(24,520)

Decrease in cash and cash equivalents	(247,311)	(63,785)
Cash and cash equivalents, beginning of period	260,501	323,167

Cash and cash equivalents, end of period	$13,190	$259,382

Arch Coal, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(In thousands, except per share data)
Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G.
The following reconciles these items to net income as reported under GAAP.
Adjusted EBITDA and Adjusted EBITDA Excluding Special Items:
Adjusted EBITDA is defined as net income before the effect of net interest expense; income taxes; our depreciation, depletion and amortization; expenses resulting from early extinguishment of debt; and other non-operating expenses.
Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Net income	$69,717	$3,474	$130,404	$10,049
Income tax expense (benefit)	13,000	(1,300)	30,900	(600)
Interest expense, net	15,323	17,708	29,480	33,934
Depreciation, depletion and amortization	51,713	52,142	97,534	103,045
Expenses from early debt extinguishment and other non-operating	1,808	1,611	3,201	4,063

Adjusted EBITDA	$151,561	$73,635	$291,519	$150,491

Adjusted EBITDA Excluding Special Items

Adjusted EBITDA	$151,561	$73,635	$291,519	$150,491
Long-term incentive compensation plan expense	—	—	—	9,937

Adjusted EBITDA excluding special items	$151,561	$73,635	$291,519	$160,428

Operating Income Excluding Special Items:

Operating income	$99,848	$21,493	$193,985	$47,446
Long-term incentive compensation plan expense	—	—	—	9,937

Operating income excluding special items	$99,848	$21,493	$193,985	$57,383

Net Income Available to Common Shareholders and Earnings Per Common Share Excluding Special Items:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Net income	$69,717	$3,474	$130,404	$10,049
Other non-operating expense	1,808	1,611	3,201	4,063
Long-term incentive compensation plan expense	—	—	—	9,937
Tax impact of the excluded items	(409)	(161)	(726)	(1,400)

Total impact of items affecting net income	1,399	1,450	2,475	12,600

Net income excluding special items	$71,116	$4,924	$132,879	$22,649
Preferred stock dividends applicable to the dilution calculation	(124)	(1,797)	(187)	(3,594)

Net income available to common shareholders excluding special items	$70,992	$3,127	$132,692	$19,055

Fully diluted shares outstanding	145,164	129,040	145,018	128,316

Earnings per fully diluted common share excluding special items	$0.49	$0.02	$0.91	$0.15